SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2013

BIOMIMETIC THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51934	62-1786244
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

389 Nichol Mill Lane, Franklin, Tennessee 37067

(Address of principal executive offices)

(615) 844-1280

(Registrant's telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year,

if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

BioMimetic Therapeutics, Inc. has received an informal request for clarification from the U.S. Food and Drug Administration (FDA) consisting of six questions, some with multiple subparts, related to the Augment® Bone Graft Pre-Market Approval (PMA) review. These questions focused on the specific characteristics and etiology of the bone defects treated in the pivotal trial, an assessment of the medical relevance, or lack thereof, of certain protocol deviations, further information relating to the recently supplied operative notes and specific statistical clarifications.

Per the FDA’s request, the Company is providing a response to individual questions as each response is completed. The Company has already supplied responses to certain of the FDA’s requests and expects to finalize its additional responses within the next two to three weeks. The Company believes these responses will further support the safety and efficacy of Augment, but there is no guarantee that the FDA will agree with this assessment.

In addition, in the fourth quarter of 2012, all of the Company’s key suppliers successfully completed FDA manufacturing inspections. Though there is no assurance these inspections fulfill FDA requirements relating to the approval of Augment Bone Graft, the Company believes their successful completion suggests that these suppliers are well prepared for future Augment Bone Graft inspections, if any additional inspections are deemed necessary by the FDA. However, there is no guarantee that this assessment will ultimately prove accurate.

The Company reiterates its previous guidance of a final approvability decision by the FDA between April 2013 and January 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIOMIMETIC THERAPEUTICS, INC.

By: /s/ Larry Bullock

Name: Larry Bullock

Title: Chief Financial Officer

Date: January 7, 2013